EXHIBIT 99.1

[LOGO OF NOBEL LEARNING COMMUNITIES INC.]

For Immediate Release	Contact: Ed Chambers
484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER REVENUE AND EARNINGS

West Chester, PA, November 13, 2003 – Nobel Learning Communities, Inc. (NASDAQ:NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, today reported financial results for the first quarter ended September 30, 2003.

For the first quarter of fiscal 2004, the Company reported a net loss of $2,566,000 or $0.42 per share compared to a net loss of $1,857,000 or $0.30 per share in the first quarter of fiscal 2003. Revenues for the first quarter of fiscal 2004 were $35,265,000, an increase of 8% over the $32,667,000 reported for the first quarter of fiscal year 2003.

The increase in net loss was primarily related to a $1,500,000 charge for future consulting payments and health insurance benefits required under agreements with two former executives. The impact of this charge was partially offset by an increase in school operating profit of $300,000 as well as the non-recurrence in the first quarter of fiscal 2004 of $418,000 of transaction costs that were incurred during the first quarter of fiscal 2003 relating to a failed merger agreement that was terminated on February 3, 2003.

George Bernstein, Chief Executive Officer of Nobel Learning Communities stated, “I continue to be excited about the future of Nobel Learning Communities and believe we have made considerable progress in the 90 days since I joined the Company. We have brought in $7,000,000 of additional capital through investors and the sale of a charter school in Arizona. We have closed one under-performing business and developed strategies for the rest of our businesses. We have strengthened our senior management team, adding a new Vice President of Human Resources and Vice President of Education, and will continue to add talent to this organization. Most importantly, we are strengthening our core business of pre-school and elementary school clusters and are laying the foundation for leveraging our existing school assets and fine tuning our business model for future growth.”

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Three Months Ended September 30, 2003 and September 30, 2002

(In thousands except earnings per share data)

	Three Months Ended Sept 30,
	2003	2002
Revenues	$35,265	$32,667

School operating profit	2,423	2,123
Transaction related cost	—	418
General and administrative	4,710	2,711

Operating loss	(2,287)	(1,006)
Interest expense	843	872
Other expense and minority interest	10	23

Loss from continuing operations before income tax benefit	(3,140)	(1,901)
Income taxes benefit	(1,170)	(817)

(Loss) income from continuing operations	(1,970)	(1,084)
Loss from discontinued operations, net of taxes	(596)	(773)

Net (loss) income	$(2,566)	$(1,857)

Weighted average shares	6,389	6,324
Basic and Diluted loss per share:
Loss from continuing operations	$(0.33)	$(0.18)
Discontinued operations	(0.09)	(0.12)

Loss per share	$(0.42)	$(0.30)

Selected Balance sheet data:	As of	As of
	Sept. 30, 2003	June 30, 2003
Cash and cash equivalents	$8,274	$4,722
Property and equipment, net (Including assets held for sale)	31,268	35,958
Goodwill	39,965	39,965
Total debt	29,897	35,465
Stockholders’ equity	37,375	37,075

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